Exhibit 23.8

July 8, 2022

CONSENT OF QUALIFIED PERSON

Re: Form S-3 of Perpetua Resources Corp. (the “Company”)

I, Peter E. Kowalewski, P.E., on behalf of Tierra Group International, Ltd., consent to:

•	the use of the technical report titled “Stibnite Gold Project S-K 1300 Technical Summary Report”, as amended on June 6, 2022 (the “Technical Report Summary”), with an initial effective date of December 31, 2021, in connection with the Company’s Registration Statement on Form S-3, filed on July 8, 2022, and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”);

•	the use of and reference to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-X promulgated by the U.S. Securities Exchange Commission), in connection with the Form S-3 and any such Technical Report Summary; and

•	any extracts from, or summary of, the Technical Report Summary included or incorporated by reference in the Form S-3 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-3.

We are responsible for authoring, and this consent pertains to, Sections 15.8, 17.8 and 18.1.6 of the Technical Report Summary. We certify that we have read the descriptions of the Technical Report Summary in the Form S-3 and the documents incorporated by reference therein and that it fairly and accurately represents information in the Technical Report Summary for which we are responsible.

By:	/s/ Peter E. Kowalewski, P.E.
Name: Peter E. Kowalewski, P.E.